Exhibit 99.1

Aradigm Announces Third Quarter 2017 Financial Results

Hayward, CA – November 2, 2017 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2017.

The Company recorded $2.7 million in revenue in the third quarter of 2017 compared with $50,000 in revenue in the third quarter of 2016. The Company recognized $2.7 million in contract revenue – related party, $6,000 in government contract revenue and $13,000 in government grant revenue for the third quarter of 2017, as compared to $40,000 in contract revenue – related party and $10,000 in government grant revenue for the third quarter of 2016. For the third quarter of 2017, the Company recorded $1.3 million and $1.4 million in revenue under the Grifols agreement for regulatory submission services related to the filing of the NDA, and regulatory approval services related to the NDA, respectively. No revenue was recognized for these contract components in the comparable period.

Total operating expenses for the third quarter of 2017 were $5.7 million, compared with total operating expenses of $7.3 million for the third quarter of 2016. The decrease in research and development expenses of $2.3 million was due to lower contract manufacturing and clinical trial costs because the Linhaliq™ Phase 3 clinical trials in non-cystic fibrosis bronchiectasis (NCFBE) are complete, offset by higher employee-related expenses due to the higher number of employees and higher consulting expenses in support of the Linhaliq regulatory process towards U.S. and European Union approvals for market authorization. The increase in general and administrative expenses of $0.7 million was primarily related to higher performance bonus expense, higher legal expenses, higher non-cash stock compensation expense and higher consulting expenses.

Net loss for the third quarter of 2017 was $3.9 million or $0.26 per share, compared with a net loss of $8.2 million or $0.55 per share in the third quarter of 2016. For the quarter ended September 30, 2017, the decrease in net loss resulted primarily from an increase in revenue of $2.7 million and a decrease in operating expenses of $1.6 million.

As of September 30, 2017, the Company reported cash and cash equivalents of $12.6 million, which includes the receipt of the $5 million milestone payment received from Grifols S.A. in September 2017 for the achievement of the Linhaliq NDA filing.

“Patients with non-cystic fibrosis bronchiectasis, and especially those with chronic lung infections with Pseudomonas aeruginosa, are at risk of experiencing pulmonary exacerbations that often require interventions with antibiotics and hospitalization. Linhaliq has been developed to reduce the number of these burdensome events. Our team is working closely with the U.S. Food and Drug Administration to support them in their ongoing review of the Linhaliq NDA in order to achieve the PDUFA (Prescription Drug User Fee Act) goal date of January 26, 2018,” said Igor Gonda, President and Chief Executive Officer, Aradigm Corporation.

About Non-Cystic Fibrosis Bronchiectasis

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. NCFBE patients who have chronic infections with Pseudomonas aeruginosa have a 6.5-fold increase in hospitalization, three times higher mortality, and a worse quality of life compared with those without P. aeruginosa infections. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 clinical trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation, for the treatment of NCFBE and submitted an NDA to the FDA for this indication. The PDUFA goal date for completion of the FDA review of the Linhaliq NDA is January 26, 2018. Aradigm’s inhaled ciprofloxacin formulations, including Linhaliq, are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria (NTM), and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues	$2,728	$50	$12,096	$70

Operating expenses:
Research and development	3,543	5,836	10,111	18,522
General and administrative	2,133	1,460	5,722	4,489
Restructuring and asset impairment	—	—	—	2

Total operating expenses	5,676	7,296	15,833	23,013

Income (loss) from operations	(2,948)	(7,246)	(3,737)	(22,943)
Interest income	23	34	73	70
Interest expense	(970)	(898)	(2,882)	(1,475)
Other income (expense)	9	(76)	17	(653)

Net loss and comprehensive loss	$(3,886)	$(8,186)	$(6,529)	$(25,001)

Basic and diluted net loss per common share	$(0.26)	$(0.55)	$(0.44)	$(1.69)

Shares used in computing basic and diluted net loss per common share	14,860	14,782	14,836	14,774

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2017 (Unaudited)	December 31, 2016 *
ASSETS
Current assets:
Cash and cash equivalents	$12,594	$22,591
Restricted cash	—	1,006
Receivables	363	167
Prepaid and other current assets	630	1,037

Total current assets	13,587	24,801
Property and equipment, net	280	253
Other assets	92	—

Total assets	$13,959	$25,054

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	980	711
Accrued clinical and cost of other studies	311	3,306
Accrued compensation	1,745	1,335
Deferred revenue – related party, current	3,874	—
Deferred revenue – other	155	—
Other accrued liabilities	1,155	496

Total current liabilities	8,220	5,848
Deferred rent	21	—
Deferred revenue – related party, non-current	349	5,000
Convertible debt – non-current, net of discount	2,339	2,212
Convertible debt – related party, non-current, net of discount	12,198	11,007

Total liabilities	23,127	24,067

Shareholders’ equity (deficit)	(9,168)	987

Total liabilities and shareholders’ equity (deficit)	$13,959	$25,054

* The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date.

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